Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

James E. Braun, Executive Vice President

and Chief Financial Officer

MRC Global Inc.

Jim.Braun@mrcpvf.com

832-308-2845

Ken Dennard, Managing Partner

Dennard Rupp Gray & Lascar, LLC

ksdennard@drg-l.com

713-529-6600

MRC GLOBAL ANNOUNCES EXECUTIVE

MANAGEMENT CHANGES AND PROMOTIONS

Houston, TX – August 21, 2012 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors, today announced that it is combining its Business Development and Supply Chain management into one group. Alan Colonna has been promoted to Executive Vice President to lead the combined group, which will focus on excellence in buying and selling MRC products. Mr. Colonna will report to Andrew Lane, MRC’s Chairman, President and CEO.

Alan Colonna, who joined MRC Global in 1984, has served as Senior Regional Vice President – Gulf Coast since January 2009. Prior to that, he was the Senior Regional Vice President – Western region from 2007 to 2009 and the Regional Vice President – Western region from 2000 to 2007. He received a B.A. in Liberal Arts from Cal Poly San Luis Obispo, California.

The Company also named Rory Isaac and Gary Ittner Executive Vice Presidents of Corporate Strategy and Mergers & Acquisitions, and both will lead the Company’s corporate strategy and merger and acquisition efforts. All of the executive changes become effective September 1, 2012.

Andrew Lane, stated, “As we continue to grow and expand both in North America and internationally, it is important that our executive management team remains aligned with our evolving business model, and these management changes help accomplish that goal. MRC plays a critical role in the complex, technical global energy supply chain, and we must continue to develop our long-term partnerships with our key customers and suppliers. We are extremely pleased to have the benefit of Alan’s leadership and expertise as we continue to focus on our customers and strengthen our business development and supply chain procedures.

“Additionally, Rory and Gary will utilize their combined 75 years of MRC Global experience to lead our long-term strategic development and acquisition efforts, as well as to build upon our current customer and supplier relationships and recent global contracts to position us for future global PVF agreements,” concluded Mr. Lane.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors and supplies these products and services across each of the upstream, midstream and downstream sectors.

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